                                                           Exhibit No. EX-23.a.7

        RESOLUTIONS ADOPTED SEPTEMBER 13, 2007, AMENDING THE AMENDED AND
                   RESTATED AGREEMENT AND DECLARATION OF TRUST
             OF NATIONWIDE MUTUAL FUNDS, A DELAWARE STATUTORY TRUST,
                          DATED SEPTEMBER 30, 2004 AND
                   AMENDED AND RESTATED AS OF OCTOBER 28, 2004

WHEREAS,  in accordance with the terms and provisions of Section 1 and Section 6 of Article III of the Trust's Agreement and Declaration of Trust, as amended and restated on October 28, 2004 (hereinafter,  the "Amended Declaration of Trust"), the Trust's Board of Trustees has determined  that it is in the best interest of the Trust to establish and  designate  new series of shares,  and new classes of said new shares,  of the Trust,  so as to add the following  Funds to the Trust:
(i)  the  Nationwide  U.S.  Small  Cap  Value  Fund;  and  (ii)  the  Nationwide
International Value Fund (collectively referred to as the "New Funds");

NOW, THEREFORE,  BE IT HEREBY RESOLVED,  that the Board of Trustees of the Trust hereby establishes and designates the following new series of the Fund shares of the Trust:

         Nationwide U.S. Small Cap Value Fund
         Nationwide International Value Fund

RESOLVED  FURTHER,  that each share of each class of each of the New Funds shall hereby have an opening  stated value of $10.00 per share,  and shall have all of the  preferences,  conversion,  and other rights,  voting powers,  restrictions, limitations  as to  dividends,  qualifications,  and  terms  and  conditions  of redemption,  as are set forth in the Amended  Declaration of Trust for the other series of the Trust; except that:

     a.   The  investment  objective and  strategies of the New Funds may differ from those of the other  series and only the  shareholders  of the New
          Funds shall have the right to vote on matters  relating  solely to the
          New Funds; and

     b.   The shares shall  initially be  designated  as Class A, Class C, Class
          R1, Class R2, Institutional Class, and Institutional  Service Class as
          authorized in the Amended  Declaration  of Trust,  and as described in the materials presented at this Meeting and only the shareholders of a particular  class of the New  Funds  shall  have the  right to vote on matters relating solely to said class; and

     c.   The Trustees may designate such other  variations as the Trustees deem to be necessary and appropriate.